Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks, Inc.
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS ANNOUNCES EXECUTIVE TRANSITION

SANTA CLARA, Calif.; March 1, 2011 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that Bob Corey has resigned as CFO and Executive Vice President of the Company to pursue other endeavors. The company will be retaining a nationally known search firm and initiating a search for a replacement.

“We are very appreciative of Bob’s meaningful accomplishments at a time when the company was going through significant transition, agreeing to step off the board and serve in both the acting CEO and the CFO roles during that time, and leading the team to significantly improve the company’s operating income performance,” said Oscar Rodriguez, President and CEO of Extreme Networks. “We thank him for his many years of service and leadership.”

Extreme Networks, Inc.

Extreme Networks delivers networks for the mobile world. The company’s open network solutions enable a quality user experience, providing a platform for improved business agility. From the converged mobile edge of enterprises to virtualized clouds, and from data centers to global carrier networks that backhaul mobile traffic, Extreme Networks’ extensible services architecture sets a foundation for mobility, user awareness and faster performance to empower people and machines to connect and move seamlessly. Extreme Networks is headquartered in Santa Clara, California, with offices in more than 50 countries worldwide. For more information, visit: www.extremenetworks.com

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. within the United States and other countries.

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